Exhibit 107.1

Calculation of Filing Fee Tables

Form S-8
(Form Type)

EverCommerce Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1—Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount to be Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common stock, $0.00001 par value per share	Rule 457(c) and Rule 457(h)	7,878,263 (2)	$ 7.94 (3)	$ 62,553,408.22	$110.20 per $1,000,000	$ 6,893.39
Total Offering Amounts					$ 62,553,408.22		$ 6,893.39
Total Fee Offsets (4)							$ 0
Net Fee Due							$ 6,893.39

(1)
In accordance with Rule 416 under the Securities Act of 1933, as amended, this registration statement shall be deemed to cover any additional securities that may from time to time be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)
Consists of an additional 5,865,313 shares of common stock issuable under the EverCommerce Inc. 2021 Incentive Award Plan (the “2021 Plan”) pursuant to the terms of the 2021 Plan, an additional 1,955,104 shares of common stock issuable under the EverCommerce Inc. 2021 Employee Stock Purchase Plan and 57,846 shares of common stock issuable under the PaySimple, Inc. 2008 Equity Incentive Plan.

(3)
Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act of 1933, as amended, and based upon the average of the high and low prices of EverCommerce Inc.’s (the “Registrant”) common stock as reported on The Nasdaq Global Select Market on November 9, 2022.

(4)	The Registrant does not have any fee offsets.